EXHIBIT 23.2

INDEPENDENT AUDITOR’S CONSENT

We hereby consent to the use in this Registration Statement of our Report dated June 28, 2008 on the financial statements of Millennium Group Worldwide Incorporated as of March 31, 2008 (reviewed, unaudited) and December 31, 2007 (audited) and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/ SHARPP & COMPANY, P.A.

Miami, Florida
July 24, 2008